Unitrin to Exit Automobile Finance Business

CHICAGO - (BUSINESSWIRE) - March 24, 2009 -- Unitrin, Inc. (NYSE: UTR) announced today that its subsidiary, Fireside Bank ("Fireside"), will suspend all new lending activity as part of a plan to exit the automobile finance business. This decision follows a review by Unitrin of strategic alternatives for Fireside and is expected to allow Unitrin to substantially recoup its investment in Fireside of approximately $240 million over time. Unitrin stressed that Fireside is solvent, with tangible equity capital of over 15% at December 31, 2008, and that Unitrin's decision to exit the automobile finance business is motivated by a desire to redeploy its investment in Fireside. The exit plan envisions an orderly wind-down of Fireside's operations over the next several years. Fireside will continue to collect outstanding loan balances and make interest payments and redemptions on outstanding certificates of deposit in the ordinary course of business.

Over the period of the wind-down, Unitrin currently estimates that Fireside will incur early lease termination costs ranging from $3 million to $6 million after tax and employee termination costs ranging from $6 million to $10 million after tax. The amounts and timing of these costs are subject to various contingencies and uncertainties, the outcomes of which are not possible to predict with accuracy at the present time.

Fireside, based in Pleasanton, California, engages exclusively in the financing of automobiles through the purchase of retail installment contracts from automobile dealers. The borrowers under contracts purchased by Fireside typically have marginal credit histories. Fireside funds its lending activities exclusively through FDIC-insured certificates of deposit and does not sell or securitize any portion of its loan portfolio. Fireside has reported net losses of $22.3 million and $38.8 million for the years ended December 31, 2008 and 2007, respectively, due primarily to substantial increases in its provision for loan losses attributable to deteriorating conditions in the economy.

In announcing its plan to exit the automobile finance business, Unitrin's Chief Executive Officer, Don Southwell, made the following observations:

"The decision to exit the automobile finance business was an extremely difficult one. Fireside Bank has been an important contributor to our profits over the years and Fireside's management has done a terrific job of adapting to unprecedented economic and market conditions. However, the turmoil in the economy, coupled with changes in the used car marketplace and increased capital requirements has led to this decision. In an era of scarce capital resources for all financial institutions, Unitrin's management and Board of Directors believe that it is in the best interests of Unitrin's shareholders to redeploy its investment in Fireside in order to reduce the overall risk profile of Unitrin and to provide Unitrin with enhanced liquidity and access to additional capital resources. While we have been in contact with several interested buyers, we believe that exiting the automobile finance business in an orderly manner over time provides the best value to Unitrin's shareholders while at the same time protecting the interests of depositors and other stakeholders of Fireside. Our preliminary estimate is that the plan should allow Unitrin largely to recoup its investment in Fireside over the next several years."

This release contains information that includes or is based upon forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give expectations or forecasts of future events. The reader can identify these statements by the fact that they do not relate strictly to historical or current facts. These include statements relating to future actions or events and the outcome of contingencies.

Any or all forward-looking statements may turn out to be wrong, and, accordingly, readers are cautioned not to place undue reliance on such statements, which speak only as of the date of this release. Such statements can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many factors will be important in determining Unitrin's actual future results. These statements are based on current expectations and the current economic environment. They involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance; actual results could differ materially from those expressed or implied in the forward-looking statements. No assurances can be given that the results contemplated in any forward-looking statements will be achieved or will be achieved in any particular timetable. Unitrin assumes no obligation to publicly correct or update any forward-looking statements as a result of events or developments subsequent to the date of this release. The reader is advised, however, to consult any further disclosures Unitrin makes on related subjects in filings made with the Securities and Exchange Commission.

Unitrin is a financial services company focused on creating shareholder value by providing a diverse array of insurance and automobile finance products and services for individuals, families and small businesses.

Among the brands in Unitrin's Property and Casualty Insurance businesses are Kemper® and Unitrin Specialty, which sell personal and commercial insurance through networks of independent agents, and Unitrin Direct, which sells automobile and homeowners insurance directly to consumers or through employer-sponsored voluntary benefit programs. Unitrin's Life and Health Insurance businesses bring a high-level of personalized service to their customers. Unitrin's automobile finance subsidiary, Fireside Bank, specializes in automobile loans for the purchase of pre-owned vehicles. Additional information about Unitrin is available by visiting its website (www.unitrin.com).

CONTACT: Unitrin, Inc.
David F. Bengston, 312-661-4930
investor.relations@unitrin.com